Exhibit 10.7

INDEMNITY REINSURANCE AGREEMENT

(TRANSITION BLOCK)

by and between

COMBINED INSURANCE COMPANY OF AMERICA (“REINSURER”)

and

FIDELITY LIFE ASSOCIATION (“COMPANY”)

Effective as of Coinsurance Effective Date

INDEMNITY REINSURANCE AGREEMENT

THIS INDEMNITY REINSURANCE AGREEMENT (the “Agreement”), effective as of the Coinsurance Effective Date, is made and entered into by and between Fidelity Life Association, an Illinois domiciled life, accident and health insurance company (“Company”) and Combined Insurance Company of America, an Illinois domiciled accident and health insurance company (“Reinsurer”).

ARTICLE I

Definitions

“Active Certificates” means certificates under the Policies that have not lapsed, For which the Certificateholder is actively paying premium according to the Certificate’s payment schedule.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Applicable Law” means all applicable federal laws and regulations, Illinois state law, ordinance or code, or any rules, regulations, administrative interpretations or orders issued by the Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of Illinois are permitted or obligated by Applicable Law to be closed.

“Certificateholder” means an insured who has been issued a certificate under a policy, and who has been identified as the member of the Policyholder organization to which a Policy has been issued.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Coinsurance Effective Date” means October 1, 2012.

“Confidential Information” shall have the meaning set forth in Section 10.2

“Execution Date” means the Closing Date.

“Extra-Contractual Obligations” means liabilities not covered under the Policies or any other provision of this Agreement, but which arise from the business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in claims handling or in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. Extra-Contractual Obligations do not include any loss incurred due to a final legal adjudication of fraud of a member of the Board of Directors or a duly elected corporate officer of Company acting individually or collectively or in collusion with any individual, corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the Illinois Insurance Department.

“Illinois SAP” means the statutory accounting principles and procedures applicable under Applicable Law and the rules, regulations and practices prescribed or permitted by the Governmental Authority relating thereto.

“Interim Coverage” means the coverage provided by a Certificate between the date applied for by the proposed Certificateholder and the Certificate Effective Date, as approved by the underwriting and enrollment conditions applicable to that Certificate.

“Loss Expense” means all costs incurred by Company in the investigation, adjustment, appraisal, defense or settlements of all claims, alleged claims, or suits, including appeals, under or related to the Policies reinsured hereunder, including legal fees, expenses of determining coverage under a Policy (including declaratory judgment expenses), subrogation, salvage and recovery expenses, both prejudgment and post-judgment interest, and any award of costs by a court of competent jurisdiction, excluding, however, office expenses and salaries of officials and employees of Company not classified as loss adjusters.

“Loss In Excess of Policy Limits” means any amount payable in excess of the Policy limit for reasons including alleged or actual negligence, fraud or bad faith in failing to settle or rejecting a settlement within the Policy limit, in preparation of the defense, in the trial of any action involving the insured or Company, or in the preparation or prosecution of an appeal consequent upon such action. Loss in Excess of Policy Limits extends only to amounts that would have been covered had the limit of liability of the Policy been adequate. Loss In Excess of Policy Limits does not include any loss incurred due to a final legal adjudication of fraud of a member of the Board of Directors or a duly elected corporate officer of Company acting individually or collectively or in collusion with any individual, corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

“Paid Up Certificates” means certificates under the Policies that have lapsed and have converted to a paid up status based on available Policy values.

“Person” means any natural person, corporation, joint stock corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Policies” (each a “Policy”) means the group lifetime benefit term life insurance policies and/or certificates with Certificate Effective Dates on or after the Coinsurance Effective Date, on forms identified on Schedule 1.2 which are issued by Company in any state, territory, district or commonwealth of the United States (collectively “the U.S.”). Policies include all related enrollment forms, and certificates (including applications therefor and all supplements, endorsements, riders and ancillary agreements in connection therewith. However, any accidental death benefit riders are not considered Policies and are specifically excluded from the reinsurance provided hereunder.

Example 1: A Certificate is written with a Certificate Effective Date on or after the Coinsurance Effective Date. All riders or guaranteed increases that are part of this Certificate, whether at the time issue or in the future, will be subject to this Reinsurance Agreement.

Example 2: A Certificate is written with a Certificate Effective Date before the Coinsurance Effective Date. All riders or guaranteed increases that are part of this Certificate shall NOT be subject to this Reinsurance Agreement, whenever issued.

“Policy Liabilities” means any and all gross liabilities and obligations arising out of or relating to the Policies issued on or after the Coinsurance Effective Date, including Extra Contractual Obligations, Loss In Excess of Policy Limits and Loss Expense, and including claims during Interim Coverage; provided, however, Policy Liabilities shall not include any Premium-related Taxes (as defined below in “Premium-related Taxes Allowances”) and fees, and any assessments and similar charges in connection with Company’s participation in any guaranty association(s).

“Policyholder” means with respect to each Policy, the U.S. employer, group, association or other organization which has been issued a Policy.

“Premiums” or “Premium” means premiums, considerations, deposits and similar receipts with respect to the Policies including return premiums as a result of surrenders, cancellations, lapses and rescissions.

“Premium-related Taxes Allowance” means the provision for the payment of premium taxes, assessments and fees on the Policies coinsured hereunder as of the Coinsurance Effective Date, which Reinsurer allows Company in an amount equal to 2.25% of the Premium ceded hereunder.

“Producers” mean all brokers, agents, general agents, captive employed agents, producers, third party administrators or other Persons who marketed, produced or serviced the Policies and are entitled to receive Commissions from Company.

“Producer Commissions” means mean all commissions, expense allowances, benefit credits, service fees, payments and other fees and compensation paid to Producers for sale or service of Policies.

“Reinsurance Consideration” shall have the meaning set forth in Section 3.1.

“Reserves” means the sum of all reserves and liabilities required to be maintained by Company for the Policies including, without limitation, active life, incurred but not reported, claim and unearned premium reserves, in each case calculated: (a) consistent with the reserve requirements, statutory accounting rules, regulations, practices and actuarial principles applicable to Company under Applicable Law; and (b) in accordance with a methodology agreed upon by both Company and Reinsurer and consistent with Illinois SAP, sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Policies; provided, however, that Company makes no representations or warranties with respect to the adequacy of reserves under or related to the Policies.

“Tax” or “Taxes” means any and all United States and foreign, federal, state, municipal or local net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, transfer, franchise, recapture, withholding, payroll, employment, excise, premium-related taxes and fees, property, alternative or add-on minimum, environmental, retaliatory or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, but shall not include any assessments or other charges of guaranty funds or similar organizations.

“TPA Fees” means all fees payable by Company to the third party administrator under the agreement set forth in Exhibit A.

ARTICLE II

Coinsurance of the Policy Liabilities

2.1 Coinsurance. Subject to the terms and conditions of this Agreement and as of the Coinsurance Effective Date, Company hereby cedes on a coinsurance basis to Reinsurer and Reinsurer hereby agrees to indemnity reinsure fifty percent (50%) of the Policy Liabilities. The coinsurance provided for hereunder shall be effective as of the Coinsurance Effective Date.

2.2 Parties to Coinsurance. Article II of this Agreement provides only for indemnity reinsurance solely between Company and Reinsurer and the acceptance of reinsurance under this Article II shall not create any right or legal relationship between Reinsurer and any Policyholder or any other Person under a Policy.

2.3 Policy Changes or Reductions. Material changes in the provisions and conditions of a Policy, except for those to Policy rates, Policy interest rates, mortality charges and other variable Policy provisions (“Non-Guaranteed Policy Elements”), a corresponding change in this Agreement and any appropriate Policy Liabilities’ adjustments shall be made consistent with the terms of any Policy or prevailing underwriting practices, and at all times, in accordance with Applicable Law. If the benefit amount of a Policy is reduced or increased, whether as required by Applicable Law or otherwise, the amount reinsured by Reinsurer hereunder shall be automatically reduced or increased accordingly. Company will review the Policy experience with Reinsurer annually to determine if any changes to the Non-Guaranteed Policy Elements are necessary. Any dispute regarding the necessity of a Non-Guaranteed Policy Element shall be subject to Mini Dispute Resolution procedure under Section 9.2.

2.4 Termination of Coinsurance. Coinsurance under this Article II will continue hereunder without reduction. Notwithstanding the foregoing, coinsurance under this Article II shall terminate in the following circumstances:

(a) In the event any Policy, is forfeited or surrendered and/or no further benefits are payable thereunder; in such event the coinsurance of such Policy Liabilities shall automatically terminate; or

(b) Upon written agreement by the parties hereto.

2.5 Maintenance of Reserves. From and after the Coinsurance Effective Date, Reinsurer shall establish and maintain as a liability on its statutory financial statements, Reserves with respect to the Policy Liabilities calculated in a manner consistent with: (a) the Reserve requirements, statutory accounting rules, regulations, practices and actuarial principles applicable to Company under Applicable Law; and (b) in accordance with a methodology agreed upon by both Company and Reinsurer and consistent with Illinois SAP, sound actuarial principles and any valuation bases and methods of determining Reserves as provided in the forms of Policies. The Reinsurer shall provide Company, not less than annually, with copies of all actuarial opinions and actuarial memoranda and all Reserve evaluations pertaining to the Reserves, including, without limitation, any actuarial opinions and Reserve evaluations performed by independent actuaries, auditors or other outside consultants.

2.6 Reserve Credits. Reinsurer shall, at all times during the term of this Agreement, maintain all licenses, authorizations or otherwise take any and all reasonable action necessary under the Applicable Law in which the Policies are outstanding to ensure that Company shall be permitted to take full Reserve credit on its statutory financial statements with respect to the indemnity reinsurance by Reinsurer under this Article II of the Policy Liabilities.

ARTICLE III

Reinsurance Consideration

3.1 Reinsurance Payments.

(a) In consideration of Reinsurer’s coinsurance of the Policy Liabilities, Company shall pay to Reinsurer consideration equal to the:

(i) Total of all Premiums, with respect to the Policies and recoveries from inuring third-party reinsurers, if any, collected from and after the Coinsurance Effective Date until the Execution Date with respect to the Policy Liabilities; less

(ii) Total of Policy Liabilities paid by Company during the period from and after the Coinsurance Effective Date until the Execution Date; less

(iii) Ceding Allowance and Expense Allowance (as defined in 3.2); and less

(iv) Producer Commissions, Reinsurer’s share of the National Benefit Parter’s (NBP) Producer bonuses and TPA Fees paid by Company during the period from and after the Coinsurance Effective Date until the Execution Date; and less

(v) Premium-related Taxes Allowance incurred by Company during the period from and after the Coinsurance Effective Date until the Execution Date. Company may adjust this Allowance upon demonstration that the applicable state premium tax rates for the Policies have increased, from the later of inception or the last such measurement, such that the blended premium tax rate has increased to the greater of 2.5% or .25% more than the current allowance. Such change shall be implemented in the 2nd monthly quarterly cash settlement following notice and satisfactory demonstration thereof to the Reinsurer.

Reinsurer’s share of the NBP Producer bonus shall be calculated based on the proportion of Premium used in calculating the bonus that is attributable to Reinsurer divided by the total Premium used by Company in the bonus calculation.

The consideration set forth under items (i) through (vi) above, referred to as the “Reinsurance Consideration.”

(b) No later than fifteen (15) days following the end of each calendar quarter, positive cash flow on the Policies will result in payment of the Reinsurance Consideration by Company in cash in immediately available funds to Reinsurer, or if quarterly cash flow from the Policies is negative, Reinsurer shall make payment to Company.

3.2 Ceding and Expense Allowance. Company shall be entitled to a Ceding Allowance of two percent (2.00%) of paid premium for the Policies, inclusive of all Policy and associated rider premium and fees. Reinsurer shall be entitled to a two and seventy five hundredths percent (2.75%) expense allowance. Net, Company shall pay seventy five hundredths percent (.75%) to Reinsurer. The Ceding Allowance shall be credited to Company as a reduction (in this case, as an increase) in the Reinsurance Consideration in accordance with Section 3.1, above.

3.3 Reports. On a monthly basis following from and after the Coinsurance Effective Date, Company shall provide Reinsurer, in an electronic format such as EXCEL no later than the tenth business day following the close of each month, with the following informational report:

(i)	Premiums collected during the period, split between first year and renewal;

(ii)	Ceding Allowances applied to (i), as applicable;

(iii)	Producer Commissions, split between advances, first year, and renewal, paid during the period; and

(iv)	TPA Fees paid during the period; and

(v)	Policy Liabilities paid by Company, including but not limited to all losses and loss expenses paid;

(vi)	Pending claims, including accelerated and extension of benefits long term care claims;

(vii)	Claim Reserves, computed on a statutory basis, including reserves on acceleration and extension of benefits long term care claims;

(viii)	An estimate of incurred but not reported claims, including acceleration and extension of benefits long term care claims;

(ix)	Total Policy Reserves ceded on a statutory basis to Reinsurer;

(x)	Premiums due and unpaid at the end of the reporting period; and

(xi)	Premiums paid in advance at the end of the reporting period.

3.4 Marketing & Underwriting Services. Effective the start of this treaty, Reinsurer will assume responsibility for marketing and underwriting services on the Transition Block. Such services will consist of reviewing new business proposals, underwriting new business submissions, underwriting or reenrollments on existing groups, support for the enrollment process, and other services required to continue new business as may be identified and agreed upon by Company and Reinsurer in writing from time to time. Such services will performed in accordance with standards agreed to be the Company and consistent with the existing contracts with Vision and NBP. The compensation for such services is included in the expense allowances included in Section 3.2 of which allowance rates were based on the rates used to price the product. All business records created by the reinsurer in the performance of the services for the block are the property of the Company and will be maintained in the State of Illinois.

3.5 Marketing and Underwriting Expenses. Reinsurer shall reimburse Company for underwriting expenses and marketing expenses incurred by Company over the time period from 10/1/2012 through 12/31/2012. Such expenses shall include:

(i)	time and expenses for underwriting and marketing activities performed by designated persons;

(ii)	filing of new forms by Vision Financial;

(iii)	printing of new marketing materials as requested by Combined and/or distribution.

Company shall provide, and Reinsurer shall pay, a monthly invoice of expenses subject to this section.

ARTICLE IV

Other Covenants and Undertakings

4.1 Arm’s Length Agreement. This Agreement is entered into at arm’s length without duress or coercion, and is to be interpreted as an agreement between two parties of equal bargaining strength. It shall not be construed against either party hereto.

4.2 Fees and Expenses. Except as otherwise specifically provided herein, each party shall pay all costs incurred by it for legal, actuarial and other services used in connection with this Agreement.

ARTICLE VI

Representations and Warranties of Company

Company hereby represents and warrants to Reinsurer as follows:

5.1 Organization and Standing of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to carry on the business and operation of Company as now being and as heretofore conducted.

5.2 Authorization. Company has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder subject to receipt of any approvals and consents described herein. The execution and delivery by Company of this Agreement and the performance by Company of its obligations hereunder have been duly authorized and will be a valid and binding obligation of Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by the principles governing the availability of equitable remedies.

5.3 No Conflict or Violation. The execution, delivery and performance of this Agreement will not: (a) violate any provision of the Articles or Certificate of Incorporation, By-laws or other organizational document of Company; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterpart the right to terminate, or constitute a default under, any contract or other agreement to which Company is a party; (c) violate any order, judgment, injunction, award or decree of the Governmental Authority body against, or binding upon, or any agreement with, or condition imposed by, the Governmental Authority binding upon Company; or (d) subject to the receipt of any required approvals and consents, violate Applicable Law.

5.4 Actions and Proceedings. There are no outstanding orders, decrees or judgments by or with the Governmental Authority, or arbitration tribunal which, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on the Policies. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Company, threatened against or involving Company, or any of its directors, officers, employees, properties or assets in connection with the Policies which, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on the Policies.

5.5 Consents and Approvals. Notwithstanding any filing required under Illinois law or regulation, the execution, delivery and performance of this Agreement does not require Company to obtain any consent, approval or action from, or make any filing with or give any notice to, any Person under any Applicable Law. Company shall be responsible for making any required filings with the Illinois Insurance Department and obtain all necessary approvals of this Agreement.

5.6 Financial Statements. Prior to the Coinsurance Effective Date, Company has made available to Reinsurer true, correct and complete copies of: (a) the Annual Statement of Company as filed with the Governmental Authority for the years ended December 31, 2009, 2010 and 2011; and (b) the Quarterly Statement of Company as filed with the Governmental Authority for the quarters ended March 31, 2012 and June 30, 2012. Each such Annual Statement and Quarterly Statement complied in all material respects with Applicable Law when so filed. No material deficiencies have been asserted by the Governmental Authority with respect to any Annual Statement or any Quarterly Statement referred to in (a) and (b) of this Section 5.6.

5.7 Brokers and Finders. Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

5.8 Licensing. Company is duly licensed to underwrite the same type of insurance provided under the Policies in the State of Illinois where the Policies were issued or Policyholders or certificate-holders reside.

5.9 U.S. Tax Status. Company is subject to U.S. taxation under either the provisions of Subchapter L of Chapter 1 or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

5.10 Survival. All representations and warranties of Company contained in this Agreement will be true, accurate and complete at the time of the Coinsurance Effective Date and will survive the Coinsurance Effective Date.

ARTICLE VI

Representations and Warranties of Reinsurer

Reinsurer hereby represents and warrants to Company as follows:

6.1 Organization and Standing of Reinsurer. Reinsurer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to carry on the business and operation of Reinsurer as now being and as heretofore conducted.

6.2 Authorization. Reinsurer has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder subject to receipt of any approvals and consents described herein. The execution and delivery by Reinsurer of this Agreement and the performance by Reinsurer of its obligations hereunder have been duly authorized and will be a valid and binding obligation of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by the principles governing the availability of equitable remedies.

6.3 No Conflict or Violation. The execution, delivery and performance of this Agreement will not: (a) violate any provision of the Articles or Certificate of Incorporation, By-laws or other organizational document of Reinsurer; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterpart the right to terminate, or constitute a default under, any contract or other agreement to which Reinsurer is a party; (c) violate any order, judgment, injunction, award or decree of the Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, the Governmental Authority binding upon Reinsurer; or (d) subject to the receipt of any required approvals and consents, violate Applicable Law.

6.4 Actions and Proceedings. There are no outstanding orders, decrees or judgments by or with the Governmental Authority, or arbitration tribunal which, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Reinsurer. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Reinsurer, threatened against or involving Reinsurer, or any of its directors, officers, employees, properties or assets which, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on Reinsurer.

6.5 Consents and Approvals. The execution, delivery and performance of this Agreement does not require Reinsurer to obtain any consent, approval or action from, or make any filing with or give any notice to, any Person under any Applicable Law.

6.6 Financial Statements. Prior to the Coinsurance Effective Date, Reinsurer has made available to Company true, correct and complete copies of: (i) the Annual Statement of Reinsurer as filed with the Governmental Authority for the years ended December 31, 2009, 2010 and 2011; and (ii) the Quarterly Statement of Reinsurer as filed with the Governmental Authority for the quarters ended March 31, 2012 and June 30, 2012. Each such Annual Statement and Quarterly Statement complied in all material respects with Applicable Law when so filed and was timely filed with the Governmental Authority. No material deficiencies have been asserted by any Governmental Authority with respect to any Annual Statement or any Quarterly Statement referred to in (i) and (ii) of this Section 6.6.

6.7 Brokers and Finders. Reinsurer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

6.8 Licensing. Reinsurer is duly licensed and/or authorized to underwrite and reinsure the same type of insurance provided under the Policies in the State of Illinois where the Policies were issued or Policyholders or certificate-holders reside.

6.9 U.S. Tax Status. Reinsurer is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of the Code.

6.10 Survival. All representations and warranties of Reinsurer contained in this Agreement will be true, accurate and complete at the time of the Coinsurance Effective Date and will survive the Coinsurance Effective Date.

ARTICLE VII

Conditions Precedent to Coinsurance Effective Date

7.1. Company’s Conditions Precedent. The obligation of Company to cede the Policy Liabilities as contemplated by Article II hereunder as of the Coinsurance Effective Date is subject to the satisfaction or, at Company’s sole option, waiver of, the following conditions as of the Coinsurance Effective Date:

(a) (i) The representations and warranties of Reinsurer contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality or material adverse effect qualifications contained in any specific representation or warranty), except that any such representations and warranties that are given as of a particular date and which relate solely to a particular date or period shall be true and correct in all material respects as of such date or period, (ii) Reinsurer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Reinsurer on or prior to the Coinsurance Effective Date, and (iii) the parties shall have established the U.S. Trust Agreement.

(b) There shall not have been any action taken by the Governmental Authority prohibiting or making illegal the transactions contemplated by this Agreement.

(c) No action, suit or proceeding shall have been instituted and be continuing or be threatened in writing by the Governmental Authority or any other Person or entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, that has or is reasonably likely to have a material adverse effect on the Policies or the business, property, prospects, results of operations or financial condition of Company.

(d) Reinsurer is developing its own group lifetime benefit term life insurance product which is similar to the Policies reinsured hereunder. Reinsurer shall designate Vision Financial as its third party administrator, and shall enter into an agreement regarding the provision of administrative services for such products no later than February 1, 2013.

7.2. Reinsurer’s Conditions Precedent. The obligation of Reinsurer to coinsure the Policy Liabilities as contemplated by Article II hereunder as of the Coinsurance Effective Date is subject to the satisfaction or, at Reinsurer’s sole option, waiver of, the following conditions prior to the Coinsurance Effective Date:

(a) (i) The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality or material adverse effect qualifications contained in any specific representation or warranty), except that any such representations and warranties that are given as of a particular date and which relate solely to a particular date or period shall be true and correct in all material respects as of such date or period, and (ii) Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Company on or prior to the Coinsurance Effective Date.

(b) There shall not have been any action taken by the Governmental Authority prohibiting or making illegal the transactions contemplated by this Agreement.

(c) No action, suit or proceeding shall have been instituted and be continuing or be threatened in writing by the Governmental Authority or any other Person or entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, that has or is reasonably likely to have a material adverse effect on the Policies or the business, property, prospects, results of operations or financial condition of Reinsurer.

ARTICLE VIII

Insolvency

8.1 Insolvency. Reinsurer hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by Reinsurer on the basis of the liability of Company with respect to the Policy Liabilities, without diminution because of the insolvency of Company, directly to Company or to its liquidator, receiver or other statutory successor immediately upon demand. It is agreed that in the event of Company’s insolvency, the liquidator, receiver or statutory successor of Company shall give prompt written notice to Reinsurer of the pendency or submission of a claim filed in the insolvency proceeding under the Policies. During the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense(s) available to Company or its receiver. The expense thus incurred by Reinsurer is chargeable against Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Company solely as a result of the defense undertaken by Reinsurer.

ARTICLE IX

Arbitration and Mini Dispute Resolution

9.1 Disputes Subject to Arbitration.

(a) Except for any disputes regarding the calculation of the Reinsurance Consideration, in the event of any dispute or difference of opinion arising hereafter with respect to this Agreement or any dispute hereunder, it is hereby mutually agreed upon by the parties that such dispute or difference of opinion shall be submitted to mandatory and binding arbitration. One arbiter shall be chosen by Company, the other by Reinsurer, and an umpire shall be chosen by the two arbiters before they enter upon arbitration. The arbiters and the umpire shall all be active or retired disinterested executive officers of life, accident and health insurance or reinsurance companies that write the type of business that is the subject matter of this Agreement. In the event that either party shall fail to choose an arbiter within thirty (30) days following a written request by the other party to do so, the requesting party’s arbiter may choose a second arbiter, and the two (2) arbiters shall, in turn, choose an umpire before entering upon arbitration. If the two arbiters fail to agree upon the selection of an umpire within thirty (30) days following their appointment, the American Arbitration Association shall be named to appoint the umpire.

(b) Each party shall present its case to the arbiters within thirty (30) days following the date of appointment of the umpire. No discovery shall be permitted. The decision of the arbiters shall be final and binding on both parties. In the event that the arbiters fail to reach an agreement, the umpire shall cast the deciding vote, which shall be final and binding upon both parties. Judgment upon the final decision of the arbiters may be entered in any court of competent jurisdiction. Each party shall bear the expense of one (1) arbiter and shall jointly and equally bear with the other the expenses of the umpire and of the arbitration.

(c) Any arbitration proceeding shall take place at a location mutually agreed upon by the parties to this Agreement. If the parties to this Agreement fail to agree upon a location, such arbitration proceedings shall take place in Chicago, Illinois.

9.2 Disputes Subject to Mini Dispute Resolution. With respect to disputes regarding the calculation of the Reinsurance Consideration, the parties’ sole method for resolving such disputes shall be the procedure set forth under this Section 9.2. If the respective parties at Company and Reinsurer responsible for preparing and reviewing the Reinsurance Consideration under Section 3.1 (a) are unable to reach agreement within five (5) Business Days after provision of the Reinsurance Consideration calculation under 3.1 (a), the matter shall be referred to the respective Chief Financial Officers of the parties. The Chief Financial Officers shall meet and confer within five (5) Business Days of having the dispute referred to them, and shall use commercially reasonable efforts to come to a resolution of the dispute. If the Chief Financial Officers still are unable to reach agreement as to the Reinsurance Consideration within such five (5) Business Day period, the dispute shall be sent to a mutually agreed upon third party financial consultant for final resolution. The parties shall use their respective commercially reasonable best efforts to ensure that such third party financial consultant resolves the dispute within ten (10) Business Days and the decision of such third party financial consultant shall be final and binding the parties. The cost of the third party financial consultant shall be borne equally by the parties. All payments of disputed amounts shall be paid with Interest. If the Chief Financial Officers of the parties are unable to mutually agree on a third party financial consultant, the parties shall refer the dispute to the arbitration provision set forth under Section 9.1 above.

ARTICLE X

PRIVACY AND CONFIDENTIALITY

10.1 Privacy. Reinsurer recognizes that, in the performance of its obligations under this Agreement, it may obtain from Company and other sources personal or privileged information about individuals collected or received in connection with insurance transactions. Each party agrees to maintain the confidentiality of such information in accordance with all Applicable Laws and not to re-disclose such information further without the individual’s written authorization unless such disclosure is otherwise permitted by Applicable Law. The parties will not disclose such information to any other unrelated party without the required written consent, except; as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

10.2 Confidentiality.

(a) The parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the parties will keep confidential and will not use or disclose the other party’s Confidential Information (as defined below) and the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or as may be agreed in writing by the parties hereto.

(b) “Confidential Information” means all documents and information concerning one party or any of its Affiliates or a Policyholder furnished to the other party or such other party’s Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby, except that Confidential Information shall not include information which: (i) at the time of disclosure or thereafter is generally available to and known by the public other than by way of a wrongful disclosure by a party hereto or by any representative of a party hereto; (ii) was available on a nonconfidential basis from a source other than the parties hereto or their representatives, provided that such source is not and was not bound by a confidentiality agreement with a party hereto; or (iii) was independently developed without violating any obligations under this Agreement and without the use of any Confidential Information.

(c) The parties acknowledge and agree that Reinsurer may, in accordance with Applicable Law, use all Confidential Information regarding a Policyholder, Certificateholder, the Policy Liabilities or the Policies in order to perform the Administrative Services under the Services Agreement.

ARTICLE XI

Miscellaneous

11.1 Co-operation. The parties hereto shall cooperate with each other and, individually or collectively, shall take such further action and execute such further documents as may be reasonably necessary to effectuate the purposes of this Agreement.

11.2 Errors. Inadvertent delays, errors or omissions made in connection with this Agreement by any party shall not relieve either party from any liability or duty which would have attached had such delay, error or omission not occurred, provided that such delay, error or omission shall have been rectified as soon as possible after discovery.

11.3 Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written approval of the other party. Subject to the foregoing, the rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective transferees, successors and assigns.

11.4 Audit. Reinsurer reserves the right to audit all records related to the business ceded, including premiums, case underwriting, claims and other related matters. Reinsurer can use its employees or contractors to perform such audits. All such audits will be performed during the Company’s regular working hours, as arranged with the reinsurer. Reinsurer will bear all costs of the audits.

11.5 Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be provided by any method that produces a written receipt or written evidence of its sending and of its receipt by the recipient to the persons and at the addresses, facsimile numbers or e-mail addresses set forth below:

If to Reinsurer:

Combined Insurance Company of America

1000 N. Milwaukee Avenue

Glenview, Illinois 60025

Attn: Chris Martin, President, Worksite Solutions

Telephone No. (847) 953-8128

Fax No. (847) 953-8100

E-Mail: Chris.J.Martin@combined.com

With a copy to:

Combined Insurance Company of America

1000 N. Milwaukee Avenue

Glenview, Illinois 60025

Attn: Chad Helin

Telephone No. (847) 953-8114

Fax No. (847) 953-1556

E-Mail: Chad.Helin@combined.com

If to Company:

Fidelity Life Association

8700 W. Bryn Mawr Ave. Suite 900S

Chicago, Illinois 60631

Attn: Jim Harkensee

Telephone No. (312) 379 2927

Fax # 866 375 8175

E-Mail: jim.harkensee@fidelitylife.com

With a copy to:

Fidelity Life Association

8700 W. Bryn Mawr Ave. Suite 900S

Chicago, Illinois 60631

Attn: Mark Wray

Telephone No. (312) 379 2928

Fax # 866 375 8175

E-Mail: mark.wray@fidelitylife.com

Notice shall be deemed received on the first Business Day following actual receipt. Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this section.

11.6 Entire Contract. This Agreement is the entire contract between the parties hereto, and supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter hereof.

11.7 Non-Waiver. Except as otherwise specified herein, no act, delay, omission or course of dealing by or between the parties to this Agreement shall constitute a waiver of any right or remedy under this Agreement. No waiver, change, modification or discharge, in whole or in part, of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of the party agreeing to said waiver, change, modification or discharge. The waiver of any right or remedy under this Agreement shall not constitute a continuing waiver, nor a waiver of any other right or remedy, unless expressly provided in a writing to the contrary.

11.8 Amendment. This Agreement may be modified or amended only by a writing duly executed by authorized officers of the parties hereto.

11.9 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws of any jurisdiction.

11.11 Severability. If any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, the unenforceable term or provision shall be stricken or interpreted in such manner as may be necessary to permit it to be enforceable, and the remaining portions of this Agreement shall be enforced in accordance with their respective terms.

11.12 No Third Party Beneficiaries. No Person not a party to this Agreement shall have any benefit under this Agreement nor have any third-party beneficiary rights under this Agreement.

11.13 U.S. Dollars. Any monetary amount described in this Agreement, including any schedules hereto, shall mean United States Dollars.

11.14 Public Announcements. At all times, Company and Reinsurer will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the form, content and timing of any public report, statement or release to be made solely on behalf of a party. If Company and Reinsurer are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party, required by Applicable Law or by legal disclosure requirements, then such party may make or issue the legally required report, statement or release and shall provide to the other party a copy of such report, statement or release along with the opinion of legal counsel permitting such release. For the avoidance of doubt, the release by a party of its publicly available financial statements shall not be subject to this Section 11.13.

11.15 No Prejudice. The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

11.16 Set-Off. Any debts, amounts due or credits between the parties arising under this agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance remaining shall be allowed or paid hereunder

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Execution Date written below.

FIDELITY LIFE ASSOCIATION

By:	/s/ Mark S. Wray
Name:	Mark S. Wray
Title:	Sr VP & CFO
Date:	1-7-13

COMBINED INSURANCE COMPANY OF AMERICA

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	President, Combined Worksite Solutions
Date:	1-4-13

Exhibit A

Vision Financial Agreement

(To Be Attached)

Schedule 1.2

Listing of Policy Form Numbers

Fidelity Life Policy Form Numbers (To Be Attached)

Amendment Number One

To the

Indemnity Reinsurance Agreement (“Agreement”)

by and between

Combined Insurance Company of America (“Reinsurer”)

and

Fidelity Life Association (“Company”)

WHEREAS, Reinsurer and Company entered into the Agreement as of the Coinsurance Effective Date of October 1, 2012;

WHEREAS, Reinsurer and Company desire to more clearly state the terms of the reinsurance agreement;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Reinsurer and Company hereby agree to amend the Agreement:

1. Section 3.1(a) is hereby deleted and replaced with the following:

(a) In consideration of Reinsurer’s coinsurance of the Policy Liabilities, Company shall pay to Reinsurer consideration equal to the:

(i) Total of all Premiums, with respect to the Policies and recoveries from inuring third-party reinsurers, if any, collected from and after the Coinsurance Effective Date until the Execution Date with respect to the Policy Liabilities, multiplied by the Coinsurance Percentage (50%); less

(ii) Total of Policy Liabilities paid by Company during the period from and after the Coinsurance Effective Date until the Execution Date, multiplied by the Coinsurance Percentage; less

(iii) Ceding Allowance and Expense Allowance (as defined in 3.2) applied to Reinsurer’s share of Premium; and less

(iv) Producer Commissions and TPA Fees paid by Company, multiplied by the Coinsurance Percentage, and Reinsurer’s share of the National Benefit Parter’s (NBP) Producer bonuses paid by Company during the period from and after the Coinsurance Effective Date until the Execution Date; and less

(v) Premium-related Taxes Allowance applied to Reinsurer’s share of Premium incurred by Company during the period from and after the Coinsurance Effective Date until the Execution Date. Company may adjust this Allowance upon demonstration that the applicable state premium tax rates for the Policies have increased, from the later of inception or the last such measurement, such that the blended premium tax rate has increased to the greater of 2.5% or .25% more than the current allowance. Such change shall be implemented in the 2nd monthly quarterly cash settlement following notice and satisfactory demonstration thereof to the Reinsurer.

Reinsurer’s share of the NBP Producer bonus shall be calculated based on the proportion of Premium used in calculating the bonus that is attributable to Reinsurer divided by the total Premium used by Company in the bonus calculation.

The consideration set forth under items (i) through (vi) above, referred to as the “Reinsurance Consideration.”

2. All other terms and conditions of the Agreement will remain unchanged.

This Amendment may be executed in counterparts, each of which shall be deemed original, but all of which, taken together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the Execution Date written below.

FIDELITY LIFE ASSOCIATION

By:	/s/ Jim Harkensee
Name:	Jim Harkensee
Title:	President & COO

Date:	8/27/2013

COMBINED INSURANCE COMPANY OF AMERICA

By:	/s/ Chris Martin
Name:	Chris Martin
Title:	President, Combined Worksite Solutions

Date:	8-21-13

Amendment Number Two

to the

Indemnity Reinsurance Agreement (“Agreement”)

by and between

Combined Insurance Company of America (“Reinsurer”)

and

Fidelity Life Association (“Company”)

WHEREAS, Reinsurer and Company entered into the Agreement as of the Coinsurance Effective Date of October 1, 2012;

WHEREAS, Company and Reinsurer wish to increase the coinsurance percentage effective January 1, 2014 and later;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Reinsurer and Company hereby agree to amend the Agreement:

1.	The existing Section 2.1 shall now be referred to as Section 2.1(a) and a new Section 2.1(b) is added as follows:

2.1(b) Additional Coinsurance. Subject to the terms and conditions of this Agreement, Company hereby cedes on a coinsurance basis to Reinsurer and Reinsurer hereby agrees to indemnity reinsure an additional thirty percent (30%) for a total of eighty percent (80%) of the Policy Liabilities, except that AD&D riders, LTC riders and Extension riders shall be excluded from this additional coinsurance. The additional coinsurance provided hereunder shall be effective for new certificates with Certificate Effective Dates of January 1, 2014 or after.

2.	Section 3.1(c) is added as follows after section 3.1(b):

3.1(c) Cash Flow Calculations. Where, pursuant to this Amendment Number Two, Reinsurer has assumed a total of eighty percent (80%) of the Policy Liabilities, eighty percent (80%) shall be used to calculate cash flows from after January 1, 2014. For Policy Liabilities for certificates with Certificate Effective Dates prior to January 1, 2014, fifty percent (50%) shall be used to calculate cash flows.

3.	The following definition if added to Article I:

“Certificate Effective Date” means the date listed on a certificate on which: (a) coverage under a Policy becomes effective for the Certificateholder, and (b) Premium for the Policy is first due.

4.	All other terms and conditions of the Agreement will remain unchanged.

5.	This Amendment may be executed in counterparts, each of which shall be deemed original, but all of which, taken together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the Execution Date written below.

FIDELITY LIFE ASSOCIATION		COMBINED INSURANCE COMPANY OF AMERICA

By:	/s/ James E. Hohmann	By:	/s/ Chris Martin
Name:	James E. Hohmann	Name:	Chris Martin
Title:	CEO	Title:	President, Combined Worksite Solutions
Date:	9/26/14	Date:	9/26/14